Consent of Independent Registered Public Accounting Firm

The Board of Director and Stockholders

Advanced Battery Technologies, Inc.
New York City, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161384, No. 333-160163 and No. 333-153464) and Form S-8 (No. 333-133492) of Advanced Battery Technologies, Inc. of our report dated March 29, 2010, relating to the consolidated financial statements, and the effectiveness of Advanced Battery Technologies, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ Friedman LLP

Marlton, NJ
March 29, 2010